SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934


                         Date of Report - April 30, 1998
                        (Date of earliest event reported)


                              UNIQUE MOBILITY, INC.
               (Exact name of registrant as specified in charter)

                                    COLORADO
                 (State or other jurisdiction of Incorporation)



                       1-10869                  84-0579156
               (Commission File Number)      (I.R.S. Employer
                                            Identification No.)

                  425 Corporate Circle, Golden, Colorado 80401
               (Address of principal executive offices) (Zip Code)


                         Registrant's telephone number,
                       including area code:(303) 278-2002




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                              UNIQUE MOBILITY, INC.

                                    FORM 8-K

                               ITEM OF INFORMATION



Item 2.  Acquisition or Disposition of Assets

         The Company issued the following press release on May 5, 1998 announcing the completion of the acquisition of 100 percent of the outstanding shares of Franklin Manufacturing Company, a privately-held Distributor of electronic components and manufacturer of printed circuit boards:

For Further Information:
Unique Mobility, Inc.                        Banchik & Associates
425 Corporate Circle                         686 Alamo Pintado, Suite B
Golden, Colorado 80401                       Solvang, California 93463
CONTACT:                                     CONTACT:
John Gould, Dir. Investor Relations          Doris Banchik, Principal
(303) 278-2002                               (805) 688-2340

For Immediate Release: 98-06

UNIQUE MOBILITY COMPLETES ACQUISITION OF FRANKLIN MANUFACTURING

     GOLDEN, CO, May 5, 1998. . .Unique Mobility, Inc.(AMEX:UQM), a leading worldwide developer and manufacturer of energy efficient electric permanent magnet motors and controls, today announced that it has completed the acquisition of Franklin Manufacturing Company, a St. Charles, Missouri, privately-held manufacturer and distributor of electronic assemblies and components for the automotive, medical, telecommunications and industrial markets. The acquisition is valued at $9.3 million, including the assumption of $3 million of Franklin's liabilities and debt. The acquisition price was paid with $4 million in cash and 286,282 shares of Unique's common stock.

The principal selling shareholder, Michael Franklin, President and founder of Franklin, retains his post as President of Franklin and assumes the additional positions of Vice-President of Electronics Manufacturing and director of Unique. Franklin Manufacturing is an ISO-9002 certified electronics manufacturer of surface mount and thru-hole printed circuit boards, electro-mechanical assemblies, cable harness assemblies and box builds. It is housed in state-of-the-art facility on the outskirts of St. Louis where it conducts both its manufacturing operations and electronic component distribution business. Franklin was profitable on revenues of approximately $10 million for its fiscal year ended September 30, 1997.

     In commenting on the transaction, Ray A. Geddes, Chairman and CEO of Unique, said, "The acquisition of Franklin Manufacturing is a major milestone in our goal to become a leading provider of advanced vehicle power systems for energy efficient, environmentally clean transportation. In addition to acquiring the company, we're most fortunate to have Mike Franklin on our team. Mike grew Franklin Manufacturing from the ground-up based on a strong commitment to his customers - designing, engineering, planning and manufacturing the products they need. His experience and expertise will be a key contributor to Unique's future growth.

     Mike Franklin, Franklin's President, commented, "I am looking forward to joining the Unique management team. Unique's demonstrated electronics engineering capability will allow us to expand the breadth of services we provide our customers to encompass product design through volume manufacture of electronic products, which we believe will expand our opportunities in the rapidly growing market for high quality, low cost manufacturing solutions for OEMs.

     Added William G. Rankin, Unique's President and COO, "Franklin is well positioned as a low cost, high volume manufacturing source to several first and second tier suppliers to automotive OEMs. Moreover, Franklin manufactures electronic assemblies, which are similar to those used in our UQM product line and can handle most of our projected electronic requirements. All in all, Franklin's capabilities are highly synergistic with our other two manufacturing units, Unique Power Products (motors) and Aerocom Industries (gears), which together provide us with the in-house resources to produce fully integrated power systems.

     "Franklin    Manufacturing   has   demonstrated   consistent   growth   and
profitability,"  said Donald A. French,  Unique's Chief Financial Officer.  "The
Company  has  high  growth  potential  independent  of  Unique's   requirements.
Together, our basic manufacturing units, Franklin, Aerocom and Unique Power Products, form a solid base upon which we hope to build increased shareholder value."
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     Unique Mobility,  Inc. is an innovative developer and manufacturer of power dense, high efficiency motor systems for propulsion applications. Its technology is value-added to a wide range of industrial, agricultural, healthcare, mining, aerospace and oil and gas equipment and the emerging light electric vehicle and hybrid electric bus, truck and car markets.

     This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the Risk Factors section of the Registration Statement on Form S-3 (File No. 333-50393) filed by Unique with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including Unique's history of operating losses, its ability to obtain additional financing, competition, changes in government regulations mandating low and zero emission vehicles, Unique's ability to protect its proprietary information, and Unique's limited experience in manufacturing processes and procedures and marketing and distribution.

     Item 7. Financial Statements and Exhibits

     (a) and (b). The audited financial statements of Franklin Manufacturing Company required by paragraph (a) of Item 7 of Form 8-K and the proforma financial information required by paragraph (b) of Item 7 of Form 8-K will be filed under cover of Form 8 within 60 days of the date of this report on Form 8-K.

     (c) Exhibits.

          2.1 Share Exchange Agreement

          2.2 Escrow Agreement

          2.3 Employment Agreement with Michael Franklin

          2.4 NonCompetition Agreement


                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Unique Mobility, Inc.

(Registrant)

By: /s/Donald A. French
Donald A. French
Treasurer
(Principal Financial and
Accounting Officer)

Date: May 6, 1998

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